Exhibit 10.1

EXECUTIVE AGREEMENT

This EXECUTIVE AGREEMENT (this “Agreement”) is effective as of the 13th day of June, 2018 (the “Effective Date”), by Penn National Gaming, Inc., a Pennsylvania corporation (the “Company”), and the senior executive who has executed this Agreement below (“Executive”).

WHEREAS, each of the parties wish to enter into this Agreement, the terms of which are intended to be in compliance with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”, see also Section 22 hereof).

NOW, THEREFORE, the parties, in exchange for the mutual promises described herein and other good and valuable consideration and intending to be legally bound, agree as follows:

1.                                      Employment.  The Company hereby agrees to employ Executive and Executive hereby accepts such employment, in accordance with the terms, conditions and provisions hereinafter set forth in this Agreement, at his current compensation, which will be reviewed periodically in the same manner as peer executives.  Executive’s previous Executive Agreement with Penn National Gaming, Inc., entered into on the 1st day of June, 2016, is expressly terminated and superseded by this agreement.  Executive acknowledges that he has received all compensation and benefits currently due Executive under that previous agreement.

2.                                      Term.  The term of this Agreement shall begin on the Effective Date and shall terminate on December 31, 2020 (“Term”) unless terminated earlier by either party pursuant to Section 3 or 4 below. If (a) Executive elects to provides notice to the Company pursuant to Section 4 or (b) upon the completion of his Term, he may at his option remain in an executive advisory position for an additional 60 days from such notice or end of Term. In either instance covered by (a) or (b) above, Executive shall be paid a total of $20,000 in the same bi-weekly increments as applicable to peer executives in connection with his executive advisory role. Executive will be eligible for a bonus throughout the Term based on his service as a Chief Executive Officer and acknowledges that he shall not be eligible for a bonus or additional equity grants for his service in an executive advisor capacity. Notwithstanding anything in this Agreement to the contrary, Sections 6 through 22 shall survive until the expiration of any applicable time periods set forth in Sections 7, 8 and 9.

3.                                      Termination by the Company.

(a)                                 Termination.  The Company may terminate Executive’s employment without Cause (as such term is defined in subsection (c) below), with Cause, or at the end of the Term by non-renewal of this Agreement.

(b)                                 Without Cause.  The Company may terminate Executive’s employment at any time without Cause (as such term is defined in subsection (c) below) effective immediately upon delivery of written notice to Executive, which notice shall set forth the effective date of such termination.

(c)                                  With Cause.  The Company may terminate Executive’s employment at any time for Cause effective immediately upon delivery of written notice to Executive.  As used herein, the term “Cause” shall mean:

(i)                                     Executive shall have been convicted of, or pled guilty or nolo contendere to, a criminal offense involving allegations of fraud, dishonesty or physical harm during the term of this Agreement;

(ii)                                  Executive is found (or is reasonably likely to be found) disqualified or not suitable to hold a casino or other gaming license by a governmental gaming authority in any jurisdiction where Executive is required to be found qualified, suitable or licensed;

(iii)                               Executive breaches any significant Company policy or term of this Agreement, including, without limitation, Sections 6 through 9 of this Agreement and, in each case, fails to cure such breach within 15 days after receipt of written notice thereof (to the extent curable);

(iv)                              Executive misappropriates corporate funds or resources as determined in good faith by the Audit Committee of the Board;

(v)                                 the Company’s reasonable determination of Executive’s failure to perform Executive’s duties with the Company (other than any such failure resulting from incapacity due to physical disability or mental illness) or repeated insubordination; or

(vi)                              the Company’s reasonable determination of Executive’s engagement in illegal conduct or gross misconduct which is or is reasonably expected to be materially injurious to the Company or one of its affiliates.

4.                                      Termination by Executive.  Executive may voluntarily terminate employment for any reason effective upon 60 days’ prior written notice to the Company, in which case no severance payments shall be due.

5.                                      Severance Pay and Benefits.  Subject to the terms and conditions set forth in this Agreement, if Executive’s employment is terminated by the Company under Section 3(b) prior to the end of the Term, then the Company will provide Executive with the following severance pay and benefits (except in the event of a breach of the Release, as defined below); provided, for purposes of Section 409A, each payment of severance pay under this Section 5 shall be considered a separate payment. Notwithstanding any severance related provisions of this Agreement, the parties acknowledge and agree that it is their intent that neither a (a) non-renewal of this Agreement or (b) a voluntary resignation by Executive shall trigger any severance benefits.

(a)                                 Amount of Post-Employment Base Salary.  Subject to Sections 5(d) and 22, the Company shall pay to Executive an amount equal to his base salary for a period equal to the remaining weeks of the Term, such weeks not to exceed 24 months of base salary (the “Severance Period”) at the rate in effect on the date of Executive’s separation from service (the “Termination Date”). Such amount shall be paid in accordance with the Company’s regular payroll procedures for similarly situated executives following the Termination Date.

(b)                                 Amount of Post-Employment Bonus.  In addition to the Post-Employment Base Salary provided under Section 5(a) above, the Company shall pay to Executive a Post-Employment Bonus in an amount equal to the product of 1.5 times the average of the last two full years’ bonuses paid to Executive.  The amount paid to Executive under this Section 5(b) shall be paid on the date such next bonus is paid to similarly-situated executives after the Termination Date.

(c)                                  Continued Medical Benefits Coverage/Life Insurance.  During the Severance Period, Executive and his dependents will have the opportunity under the provisions of the Consolidated Omnibus Budget Reconciliation Act of 1986, as amended (“COBRA”) to elect COBRA continuation coverage.  If elected in a timely manner, the Company shall reimburse Executive for the full cost of purchasing COBRA coverage until the end of the Severance Period (or until such earlier date as Executive and his dependents cease to receive COBRA coverage). In addition, for the period beginning on the date of his separation from service and ending the earlier of (a) the third anniversary of his separation from service or (b) the date on which he accepts employment with or provides service to any other business or entity, the Company shall provide Executive, and if applicable, spouse and any dependents, with medical benefits coverage substantially similar to the coverage being offered at the time to its executives (“Coverage”), the earlier of (a) or (b) being, the “Benefits Termination Date”. The Executive shall participate in the medical benefits program at the cost share in place on the effective date of separation. Following the Benefits Expiration Date, Executive, and if applicable, spouse and any dependents, shall be permitted to continue the Coverage at Executive’s sole expense for the remainder of the Executive’s life the “Life Coverage Period”). If, during the Life Coverage Period, Executive accepts employment with, or provides service to, in any capacity, any other business or entity, upon commencement of such employment or services, the entitlement of the Executive and then eligible dependents to participate in the Coverage plan shall terminate automatically. Additionally, when the Executive becomes eligible for Medicare coverage (or its successor government plan), the Coverage shall become secondary to Medicare. In addition to any Company paid life insurance available to peer executives, the Company shall pay for an additional $750,000 in life insurance coverage during the Term.

(d)                              Release Agreement.  Executive’s entitlement to any severance pay, bonus or post-employment benefit entitlements under this Section or to any bonus after separation from employment is conditioned upon Executive’s first entering into a release substantially in the form attached as Exhibit A (“Release”), a draft of which shall be delivered to Executive within 7 days after the Termination Date.  Notwithstanding any other provision hereof, all severance payments to Executive shall be delayed until after the expiration of any applicable revocation period with respect to the release, but in the event the applicable revocation period spans two calendar years, the payments shall commence in the second calendar year.    Executive also acknowledges that any severance pay under this Section 5 is subject to the Company’s then-current Executive Incentive Compensation Recoupment Policy.

6.                                      No Conflicts of Interest.  Executive agrees that throughout the period of Executive’s employment hereunder, Executive will not perform any activities or services, or accept other employment, that would materially interfere with or present a conflict of interest concerning Executive’s employment with the Company.  Executive agrees and acknowledges that Executive’s employment is conditioned upon Executive adhering to and complying with the business practices and requirements of ethical conduct set forth in writing from time to time by the Company in its employee manual, code of conduct or similar publication.  Executive represents and warrants that no other contract, agreement or understanding to which Executive is a party or may be subject to will be violated by the execution of this Agreement by Executive.  Executive further agrees to not accept any position on the board of a for-profit company without the written consent of the Company’s Chairman.

7.                                      Confidentiality.

(a)                                 Definition.  “Confidential Information” means data and information relating to the business of the Company or its affiliates, (i) which the Company or its affiliates have disclosed to Executive, or of which Executive became aware as a consequence of or in the course of his employment with the Company, (ii) which have value to the Company or its affiliates, and (iii) which are not generally known to its competitors.  Confidential Information will not include any data or information that the Company or its affiliates have voluntarily disclosed to the public (except where Executive made or caused that public disclosure without authorization), that others have independently developed and disclosed to the public, or that otherwise enters the public domain through lawful means.

(b)                                 Restrictions.  Executive agrees to treat as confidential and will not, without the prior written approval of the Company in each instance, directly or indirectly use (other than in the performance of his duties of employment with the Company or its affiliates), publish, disclose, copyright or authorize anyone else to use, publish, disclose or copyright, any Confidential Information obtained during his employment with the Company or its affiliates, whether or not the Confidential Information is in written or other tangible form.  This restriction will continue to apply for a period of two (2) years after the Termination Date.  Executive acknowledges and agrees that the prohibitions against disclosure and use of Confidential Information recited in this section are in addition to, and not in lieu of, any rights or remedies that the Company or its affiliates may have available under applicable laws.

8.                                      Non-Competition.

(a)                                 As used in this Section 8, the term “Restriction Period” shall mean a period equal to: (i) the six-month period immediately following the Termination Date if Executive’s employment terminates under circumstances where he is not entitled to payments under Section 5 or 10 or (ii) the Severance Period if Executive’s employment terminates under circumstances where he is entitled to payments under Section 5 or 10.

(b)                                 During the term of this Agreement and for the duration of the Restriction Period thereafter, Executive shall not, except with the prior written consent of the Company, directly or indirectly, own, manage, operate, join, control, finance or participate in the ownership, management, operation, control or financing of, or be connected as an officer, director, employee, partner, principal, agent, representative, consultant or otherwise with, or use or permit Executive’s name to be used in connection with, any business or enterprise which owns or operates, or is publicly seeking to own or operate, a gaming facility located within 150 miles of any facility in which Company or its affiliates owns or operates or is actively seeking to own or operate a facility at such time.

(c)                                  The foregoing restrictions shall not be construed to prohibit Executive’s ownership of less than 5% of any class of securities of any corporation which is engaged in any of the foregoing businesses and has a class of securities registered pursuant to the Securities Exchange Act of 1934, provided that such ownership represents a passive investment and that neither Executive nor any group of persons including Executive in any way, either directly or indirectly, manages or exercises control of any such corporation, guarantees any of its financial obligations, otherwise takes any part in its business, other than exercising Executive’s rights as a shareholder, or seeks to do any of the foregoing.

(d)                                 Executive acknowledges that the covenants contained in Sections 7 through 9 hereof are reasonable and necessary to protect the legitimate interests of the Company and its affiliates and, in particular, that the duration and geographic scope of such covenants are reasonable given the nature of this Agreement and the position that Executive will hold within the Company.  Executive further agrees to disclose the existence and terms of such covenants to any employer that Executive works for during the Restriction Period.

9.                                      Non-Solicitation.  Executive will not, except with the prior written consent of the Company, during the term of this Agreement and for a period of 18 months after the Termination Date, directly or indirectly, solicit or hire, or encourage the solicitation or hiring of, any person who is, or was within a six month period prior to such solicitation or hiring, an executive or management level employee of the Company or any of its affiliates for any position as an employee, independent contractor, consultant or otherwise for the benefit of any entity not affiliated with the Company.

10.                               Change of Control.

(a)                                 Definition.  The term Change of Control (“COC”) shall have the meaning given to such term in the Company’s then current Long Term Incentive Compensation Plan.

(b)                                 Payments.  In the event of a Change of Control, and either (A) Executive’s employment is terminated without Cause within 12 months after the effective date of the Change of Control or (B) Executive resigns from employment for Post-COC Good Reason (as such term is defined in subsection (f) below) within 12 months after the effective date of the Change of Control (the effective date of such termination or resignation, the “Trigger Date”), Executive shall be entitled to receive a cash payment in an amount equal to the product of two times the sum of the Executive’s: (i) base salary and (ii) targeted amount of annual cash bonus, at the rate in effect coincident with the Change of Control or the Trigger Date, whichever is greater. Such payment shall be in lieu of any payment to which Executive would be entitled under Section 5, provided that Executive shall also be entitled to receive the benefits set forth in Section 5(c).

(c)                                  Restrictive Provisions.  As consideration for the payments hereunder, Executive agrees not to challenge the enforceability of any of the restrictions contained in Sections 7, 8 or 9 of this Agreement upon or after the occurrence of a Change of Control.

(d)                                 Release Agreement and Payment Terms.  Executive’s entitlement to any severance pay and benefit entitlements under this Section 10 is conditioned upon Executive’s first entering into a Release.  Notwithstanding any other provision hereof, all payments to Executive shall be delayed until after the expiration of any applicable revocation period with respect to the Release, but in the event the applicable revocation period spans two calendar years, the payments shall commence in the second calendar year.

(e)                                  Certain Other Terms.  In the event that the Company announces that it has signed a definitive agreement with respect to a Change of Control or any potential acquirer has publicly announced its intent to consummate a Change of Control with respect to the Company, the provisions of this Section 10 shall continue to apply to Executive if, during the period after the public announcement and immediately preceding the date such transaction is consummated or terminated, the Company terminates Executive’s employment without Cause; provided, however, that, in such event, any amount payable under this Section 10 shall be reduced by any payments received pursuant to Section 5.

(f)                                   Post-COC Good Reason.  As used herein, the term “Post-COC Good Reason” shall mean the occurrence of any of the following events that the Company fails to cure within 10 days after receiving written notice thereof from Executive (which notice must be delivered within 30 days of Executive becoming aware of the applicable event or circumstance): (i) assignment to Executive of any duties inconsistent in any material respect with Executive’s position (including status, titles and reporting requirements), authority, duties or responsibilities or inconsistent with Executive’s legal or fiduciary obligations; (ii) any reduction in Executive’s compensation or substantial reduction in Executive’s benefits taken as a whole; (iii) any travel requirements materially greater than Executive’s travel requirements prior to the Change of Control; (iv) an office relocation of greater than 50 miles from Executive’s then current office or (v) any breach of any material term of this Agreement by the Company.

11.                               Property Surrender.  Upon termination of Executive’s employment for any reason, Executive shall immediately surrender and deliver to the Company all property that belongs to the Company, including, but not limited to, any keys, equipment, computers, phones, credit cards, disk drives and any documents, correspondence and other information, including all Confidential Information, of any type whatsoever, from the Company or any of its agents, servants, employees, suppliers, and existing or potential customers, that came into Executive’s possession by any means during the course of employment.

12.                               Governing Law.  This Agreement shall be governed by and construed in accordance with the internal laws (and not the law of conflicts) of the Commonwealth of Pennsylvania.

13.                               Jurisdiction.  The parties hereby irrevocably consent to the jurisdiction of the courts of the Commonwealth of Pennsylvania for all purposes in connection with any action or proceeding which arises out of or relates to this Agreement and agree that any action instituted under this Agreement shall be commenced, prosecuted and continued only in the state or federal courts having jurisdiction for matters arising in Wyomissing, Pennsylvania, which shall be the exclusive and only proper forum for adjudicating such a claim.

14.                               Notices.  All notices and other communications required or permitted under this Agreement or necessary or convenient in connection herewith shall be in writing and shall be deemed to have been given when hand delivered, delivered by guaranteed next-day delivery or sent by facsimile (with confirmation of transmission) or shall be deemed given on the third business day when mailed by registered or certified mail, as follows (provided that notice of change of address shall be deemed given only when received):

If to the Company, to:

Penn National Gaming, Inc.

825 Berkshire Boulevard, Suite 200

Wyomissing, Pennsylvania 19610

Attention: General Counsel

If to Executive, to:

His then current home address as provided by Executive to the Company or to such other names or addresses as the Company or Executive, as the case may be, shall designate by notice to each other person entitled to receive notices in the manner specified in this Section 14.

15.                               Contents of Agreement; Amendment and Assignment.  This Agreement sets forth the entire understanding between the parties hereto with respect to the subject matter hereof and supersedes all prior or contemporaneous agreements or understandings with respect to thereto.  This Agreement cannot be changed, modified, extended, waived or terminated except upon a written instrument signed by the party against which it is to be enforced.  Executive may not assign any of his rights or obligations under this Agreement.  The Company may assign its rights and obligations under this Agreement to any successor to all or substantially all of its assets or business by means of liquidation, dissolution, merger, consolidation, transfer of assets, stock transfer or otherwise.

16.                               Severability.  If any provision of this Agreement or application thereof to anyone under any circumstances is adjudicated to be invalid or unenforceable in any jurisdiction, such invalidity or unenforceability shall not affect any other provision or application of this Agreement which can be given effect without the invalid or unenforceable provision or application and shall not invalidate or render unenforceable such provision or application in any other jurisdiction.  If any provision is held void, invalid or unenforceable with respect to particular circumstances, it shall nevertheless remain in full force and effect in all other circumstances.  In addition, if any court determines that any part of Sections 7, 8 or 9 hereof is unenforceable because of its duration, geographical scope or otherwise, such court will have the power to modify such provision and, in its modified form, such provision will then be enforceable.

17.                               Remedies.  No remedy conferred upon a party by this Agreement is intended to be exclusive of any other remedy, and each and every such remedy shall be cumulative and shall be in addition to any other remedy given under this Agreement or now or hereafter existing at law or in equity. No delay or omission by a party in exercising any right, remedy or power under this Agreement or existing at law or in equity shall be construed as a waiver thereof, and any such right, remedy or power may be exercised by such party from time to time and as often as may be deemed expedient or necessary by such party in its sole discretion.  Executive acknowledges that money damages would not be a sufficient remedy for any breach of this Agreement by Executive and that the Company shall be entitled to specific performance and injunctive relief as remedies for any such breach, in addition to all other remedies available at law or equity to the Company.

18.                               Construction.  This Agreement is the result of thoughtful negotiations and reflects an arms’ length bargain between two sophisticated parties, each with an opportunity to be represented by counsel.  The parties agree that, if this Agreement requires interpretation, neither party should be considered “the drafter” nor be entitled to any presumption that any ambiguities are to be resolved in such party’s favor.

19.                               Beneficiaries/References.  Executive shall be entitled, to the extent permitted under any applicable law, to select and change a beneficiary or beneficiaries to receive any compensation or benefit payable under this Agreement following Executive’s death or incapacity by giving the Company written notice thereof.  In the event of Executive’s death or a judicial determination of Executive’s incompetence, reference in this Agreement to Executive shall be deemed, where appropriate, to refer to Executive’s beneficiary, estate or other legal representative. Except as provided in this provision or Company affiliates, no third-party beneficiaries are intended.

20.                               Withholding.  All payments under this Agreement shall be made subject to applicable tax withholding, and the Company shall withhold from any payments under this Agreement all federal, state and local taxes, as the Company is required to withhold pursuant to any law or governmental rule or regulation.  Executive shall bear all expense of, and be solely responsible for, all federal, state and local taxes due with respect to any payment received under this Agreement.

21.                               Regulatory Compliance.  The terms and provisions hereof shall be conditioned on and subject to compliance with all laws, rules, and regulations of all jurisdictions, or agencies, boards or commissions thereof, having regulatory jurisdiction over the employment or activities of Executive hereunder.

22.                               Section 409A.  The payments due under this Agreement are intended to be exempt from Code Section 409A, but to the extent that such payments are not exempt, this Agreement is intended to comply with the requirements of Section 409A and shall be construed accordingly.  Any payments or distributions to be made to Executive under this Agreement upon a separation from service (as defined in Section 409A) of amounts classified as “nonqualified deferred compensation” for purposes of Code Section 409A and do not satisfy an exemption from the time and form of payment requirements of Section 409A, shall in no event be made or commence until six months after such separation from service if Executive is a specified employee (as defined in Section 409A).  Each payment of nonqualified deferred compensation under this Agreement shall be treated as a separate payment for purposes of Code Section 409A.  Any reimbursements made pursuant to this Agreement shall be paid as soon as practicable but no later than 90 days after Executive submits evidence of such expenses to the Company (which payment date shall in no event be later than the last day of the calendar year following the calendar year in which the expense was incurred).  The amount of such reimbursements during any calendar year shall not affect the benefits provided in any other calendar year, and the right to any such benefits shall not be subject to liquidation or exchange for another benefit.  Notwithstanding anything herein to the contrary, the Company shall not have any liability to the Executive or to any other person if the payments and benefits provided in this Agreement that are intended to be exempt from or compliant with Code Section 409A are not so exempt or compliant.

23.                               Defend Trade Secrets Act.  Pursuant to the Defend Trade Secrets Act of 2016, Executive acknowledges that he will not have criminal or civil liability under any Federal or State trade secret law for the disclosure of a trade secret that (A) is made (i) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.  In addition, if Executive files a lawsuit for retaliation by the Company for reporting a suspected violation of law, he may disclose the trade secret to his/her attorney, and may use the trade secret information in the court proceeding, if Executive (X) files any document containing the trade secret under seal; and (Y) does not disclose the trade secret, except pursuant to court order.

[Signatures on the Following Page]

IN WITNESS WHEREOF, the undersigned, intending to be legally bound, have executed this Agreement as of August 28, 2018.

PENN NATIONAL GAMING, INC.

By:	/s/ Peter M. Carlino
Name:	Peter M. Carlino
Title:	Chairman of the Board

EXECUTIVE

By:	/s/ Timothy J. Wilmott
Name:	Timothy J. Wilmott
Title:	Chief Executive Officer

Exhibit A

SEPARATION AGREEMENT AND GENERAL RELEASE

This is a Separation Agreement and General Release (hereinafter referred to as the “Agreement”) between                 (hereinafter referred to as the “Employee”) and               and its affiliates (hereinafter referred to as the “Employer”).  In consideration of the mutual promises and commitments made in this Agreement, and intending to be legally bound, Employee, on the one hand, and the Employer on the other hand, agree to the terms set forth in this Agreement.

1.                                      Employee is party to an Executive Agreement dated [DATE] (the “Executive Agreement”).  Employer and Employee hereby acknowledge that Employee’s employment was terminated on [DATE].

2.                                      (a)                                 Following the execution of this Agreement, Employee will be entitled to the post-employment benefits and subject to the post-employment responsibilities set forth in his Executive Agreement.

(b)                                 If Employee accepts any employment with the Employer, or an affiliate or related entity of the Employer, and becomes reemployed during the Severance Period (as defined in the Executive Agreement), Employee acknowledges and agrees that he will forfeit all future severance payments from the date on which reemployment commences.

3.                                      (a)                                 When used in this Agreement, the word “Releasees” means the Employer and all or any of its past and present parent, subsidiary and affiliated corporations, members, companies, partnerships, joint ventures and other entities and their groups, divisions, departments and units, and their past and present directors, trustees, officers, managers, partners, supervisors, employees, attorneys, agents and consultants, and their predecessors, successors and assigns.

(b)                                 When used in this Agreement, the word “Claims” means each and every claim, complaint, cause of action, and grievance, whether known or unknown and whether fixed or contingent, and each and every promise, assurance, contract, representation, guarantee, warranty, right and commitment of any kind, whether known or unknown and whether fixed or contingent.

4.                                      In consideration of the promises of the Employer set forth in this Agreement and the Executive Agreement, and intending to be legally bound, Employee hereby irrevocably remises, releases and forever discharges all Releasees of and from any and all Claims that he (on behalf of either himself or any other person or persons) ever had or now has against any and all of the Releasees, or which he (or his heirs, executors, administrators or assigns or any of them) hereafter can, shall or may have against any and all of the Releasees, for or by reason of any cause, matter, thing, occurrence or event whatsoever through the effective date of this Agreement.  Employee acknowledges and agrees that the Claims released in this paragraph include, but are not limited to, (a) any and all Claims based on any law, statute or constitution or based on contract or in tort on common law, and (b) any and all Claims based on or arising under any civil rights laws, such as any [STATE] employment laws, or Title VII of the Civil Rights Act of 1964 (42 U.S.C. § 2000e et seq.), or the Federal Age Discrimination in Employment Act (29 U.S.C. § 621 et seq.) (hereinafter referred to as the “ADEA”), and (c) any and all Claims under any grievance or complaint procedure of any kind, and (d) any and all Claims based on or arising out of or related to his recruitment by, employment with, the termination of his employment with, his performance of any services in any capacity for, or any other arrangement or transaction with, each or any of the Releasees.  Employee also understands, that by signing this Agreement, he is waiving all Claims against any and all of the Releasees released by this Agreement; provided, however, that as set forth in section 7 (f) (1) (c) of the ADEA, as added by the Older Workers Benefit Protection Act of 1990, nothing in this Agreement constitutes or shall (i) be construed to constitute a waiver by Employee of any rights or claims that may arise after this Agreement is executed by Employee, or (ii) impair Employee’s right to file a charge with the U.S. Securities and Exchange Commission (“SEC”), the U.S. Equal Employment Opportunity Commission (“EEOC”), the National Labor Relations Board (“NLRB”) or any state agency or to participate in an investigation or proceeding conducted by the SEC, EEOC, NLRB or any state agency or as otherwise required by law. Notwithstanding the foregoing, Employee agrees to waive Employee’s right to recover individual relief in any charge, complaint, or lawsuit filed by Employee or anyone on Employee’s behalf, except that this does not waive the Employee’s ability to obtain monetary awards from the SEC’s whistleblower program.

5.                                      Employee further certifies that he is not aware of any actual or attempted regulatory, SEC, EEOC or other legal violations by Employer and that his or her separation is not a result of retaliation based on any legal rights or opposition to an illegal practice.

6.                                      Pursuant to the Defend Trade Secrets Act of 2016, Executive acknowledges that he will not have criminal or civil liability under any Federal or State trade secret law for the disclosure of a trade secret that (A) is made (i) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.  In addition, if Executive files a lawsuit for retaliation by the Company for reporting a suspected violation of law, he may disclose the trade secret to his/her attorney, and may use the trade secret information in the court proceeding, if Executive (X) files any document containing the trade secret under seal; and (Y) does not disclose the trade secret, except pursuant to court order.

7.                                      Employee covenants and agrees not to sue the Releasees and each or any of them for any Claims released by this Agreement and to waive any recovery related to any Claims covered by this Agreement.

8.                                      Employee agrees to provide reasonable transition assistance to Employer (including without limitation assistance on regulatory matters, operational matters and in connection with litigation) for a period of one year from the execution of this Agreement at no additional cost; provided, such assistance shall not unreasonably interfere with Employee’s pursuit of gainful employment or result in Employee not having a separation from service (as defined in Section 409A of the Internal Revenue Code of 1986).  Any assistance beyond this period will be provided at a mutually agreed cost.

9.                                      Employee agrees that, except as specifically provided in this Agreement, there is no compensation, benefits, or other payments due or owed to him by each or any of the Releasees, including, without limitation, the Employer, and there are no payments due or owed to him in connection with his employment by or the termination of his employment with each or any of the Releasees, including without limitation, any interest in unvested options, SARs, restricted stock or other equity issued to, expected by or contemplated by any of the Releasees (which interest is specifically released herein) or any other benefits (including, without limitation, any other severance benefits).  For clarity, Employee acknowledges that upon his separation date, he has no further rights under any bonus arrangement or option plan of Employer. Employee further acknowledges that he has not experienced or reported any work-related injury or illness.

10.                               Except where the Employer has disclosed or is required to disclose the terms of this Agreement pursuant to applicable federal or state law, rule or regulatory practice, Employer and Employee agree that the terms of this Agreement are confidential.  Employee will not disclose or publicize the terms of this Agreement and the amounts paid or agreed to be paid pursuant to this Agreement to any person or entity, except to his spouse, his attorney, his accountant, and to a government agency for the purpose of payment or collection of taxes or application for unemployment compensation benefits.  Employee agrees that his disclosure of the terms of this Agreement to his spouse, his attorney and his accountant shall be conditioned upon his obtaining agreement from them, for the benefit of the Employer, not to disclose or publicize to any person or entity the terms of this Agreement and the amounts paid or agreed to be paid under this Agreement. Employee understands that, notwithstanding any provisions of this Agreement, Employee is not prohibited or in any way restricted from reporting possible violations of law to a government agency or entity, and Employee is not required to inform Employer if he makes such reports.  Further, Employee agrees not to make any false, misleading, defamatory or disparaging statements, including in blogs, posts on Facebook, twitter, other forms of social media or any such similar communications, about Employer (including without limitation Employer’s products, services, partners, investors or personnel) and to refrain from taking any action designed to harm the public perception of the Employer or any of the Releasees.  Employee further agrees that he has disclosed to Employer all information, if any, in his possession, custody or control related to any legal, compliance or regulatory obligations of Employer and any failures to meet such obligations.

11.                               The terms of this Agreement are not to be considered as an admission on behalf of either party.  Neither this Agreement nor its terms shall be admissible as evidence of any liability or wrongdoing by each or any of the Releasees in any judicial, administrative or other proceeding now pending or hereafter instituted by any person or entity.  The Employer is entering into this Agreement solely for the purpose of effectuating a mutually satisfactory separation of Employee’s employment.

12.                               Sections 12 and 13 (Governing Law, Jurisdiction) of the Executive Agreement shall also apply to this Agreement.

13.                               Along with the surviving provisions of the Executive Agreement, including but not limited to Sections 7, 8 and 9, this Agreement constitutes a complete and final agreement between the parties and supersedes and replaces all prior or contemporaneous agreements, offer letters, severance policies and plans, negotiations, or discussions relating to the subject matter of this Agreement and no other agreement shall be binding upon each or any of the Releasees, including, but not limited to, any agreement made hereafter, unless in writing and signed by an officer of the Employer, and only such agreement shall be binding against the Employer.

14.                               Employee is advised, and acknowledges that he has been advised, to consult with an attorney before signing this Agreement.

15.                               Employee acknowledges that he is signing this Agreement voluntarily, with full knowledge of the nature and consequences of its terms.

16.                               All executed copies of this Agreement and photocopies thereof shall have the same force and effect and shall be as legally binding and enforceable as the original.

17.                               Employee acknowledges that he has been given up to twenty-one (21) days within which to consider this Agreement before signing it.  Subject to paragraph 18 below, this Agreement will become effective on the date of Employee’s signature hereof.

18.                               For a period of seven (7) calendar days following his signature of this Agreement, Employee may revoke the Agreement, and the Agreement shall not become effective or enforceable until the seven (7) day revocation period has expired.  Employee may revoke this Agreement at any time within that seven (7) day period, by sending a written notice of revocation to the Human Resources Department of Employer. Such written notice must be actually received by the Employer within that seven (7) day period in order to be valid.  If a valid revocation is received within that seven (7) day period, this Agreement shall be null and void for all purposes and no severance shall be paid.  If Employee does not revoke this agreement, payment of the severance pay amount set forth in the Employee’s Executive Agreement will be paid in the manner and at the time(s) described in the Executive Agreement.

IN WITNESS WHEREOF, the Parties have read, understand and do voluntarily execute this Separation Agreement and General Release which consists of [NUMBER] pages.

EMPLOYER	EMPLOYEE

By:

Date:	Date: